Exhibit 8.2

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

February 2, 2018

Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, KY 40223

Ladies and Gentlemen:

We have acted as counsel to Almost Family, Inc. (the “Company”), a Delaware corporation, in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated November 15, 2017, by and among LHC Group, Inc., a Delaware corporation, (“Parent”) Hammer Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the Merger Agreement, Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. We are delivering the opinion set forth herein (the “Opinion”) to you pursuant to Section 8.2(e) of the Agreement. Unless otherwise defined herein, capitalized terms used in this Opinion have the meanings specified in the Agreement.

In rendering our opinion set forth below, we have examined (without independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, Parent’s Registration Statement on Form S-4, as amended (File No. 333-222209 171268642) (the “Registration Statement”), which includes the joint proxy statement/prospectus relating to the Merger (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and such other documents as we have deemed necessary or advisable to enable us to render the opinion set forth below. In addition, we have relied upon (without our independent investigation or verification) certain representations and assumptions as to factual matters made by Company and Parent, as set forth in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”). Our opinion assumes and is expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and continuing as of the Effective Time, without any qualification as to knowledge or belief.

In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be

Almost Family, Inc.

February 2, 2018

consummated in accordance with the Merger Agreement as described in the Registration Statement, including the Proxy Statement/Prospectus forming a part thereof, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time. We have further assumed that all documents and instruments referred to in the Merger Agreement are valid and binding in accordance with their terms.

In rendering this opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which this opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, including the Proxy Statement/Prospectus forming a part thereof, the Merger Agreement, the Representation Letters or such other documents on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged by the Internal Revenue Service, by a court.

Based solely upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Merger should be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related thereto or contemplated by the Merger Agreement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law

We are furnishing this opinion solely in connection with the consummation of the Merger, and nothing in this opinion letter is intended or written to be used, and it cannot be used, by any taxpayer, including, without limitation, the Company or its direct or indirect investors or lenders, for the purposes of avoiding penalties that may be imposed on any taxpayer under the Code.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent, however, we do not thereby admit that we are within the category of persons whose consent is required under

Almost Family, Inc.

February 2, 2018

Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP